Exhibit 5.5

[RUDEN MCCLOSKY LOGO APPEARS HERE]

200 EAST BROWARD BOULEVARD
SUITE 1500
FORT LAUDERDALE, FLORIDA 33301

POST OFFICE BOX 1900
FORT LAUDERDALE, FLORIDA 33302

(954) 527-2473
FAX: (954) 333-4073
ROBERT.BRIGHTON@RUDEN.COM

December 11, 2006

Host Hotels & Resorts, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Re:	Registration Statement on Form S-4 Relating to $500,000,000 Aggregate Principal Amount 6-7/8% Series S Senior Notes due 2014 and Related Guarantees

Ladies and Gentlemen:

We have acted as special counsel to Ameliatel, a Florida general partnership (the “Covered Guarantor”) having as its partners, HMC Amelia I LLC, a Delaware limited liability company (“Amelia I”), and HMC Amelia II LLC, a Delaware limited liability company (“Amelia II”), in connection with the guarantee (individually as to the Covered Guarantor, the “Covered Guarantee” and collectively as to all Guarantors as defined below, the “Guarantees”) by the Covered Guarantor and certain other entities set forth on Schedule A hereto (collectively, the “Guarantors”) of the obligations of Host Hotels & Resorts, L.P. (f/k/a Host Marriott, L.P.), a Delaware limited partnership (the “Company”), under its $500,000,000 aggregate principal amount of 6-7/8% Series S Senior Notes due 2014 (the “Exchange Notes”) which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Form S-4 registration statement filed by the Company and certain co-registrants named therein with the Securities and Exchange Commission (the “Commission”) on December 11, 2006 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to that certain Twenty-Second Supplemental Indenture, dated November 2, 2006 (the “Supplemental Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally among HMH Properties, Inc. (now, the Company), the guarantors named therein and HSBC Bank USA (f/k/a Marine Midland

Host Hotels & Resorts, L.P.

December 11, 2006

Bank), as trustee. The Exchange Notes and the Guarantees will be issued in exchange for the Company’s outstanding 6-7/8% Series R Senior Notes due 2014 on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Exchange Notes and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In our capacity as special counsel to the Covered Guarantor, in connection with the Covered Guarantee, we have reviewed resolutions of Amelia I and Amelia II in connection with the execution and delivery of the Indenture by the Covered Guarantor pursuant to which the Exchange Notes, including the Covered Guarantee, will be issued and have reviewed a signed copy of the Supplemental Indenture bearing the signature of Gregory J. Larson on behalf of the Company and on behalf of each of the Guarantors, including the Covered Guarantor, which includes forms of Exchange Note and Guarantee.

In addition, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the following documents:

(i)	Unanimous Written Consent of the Board of Directors of the Company, dated October 25, 2006;

(ii)	Amended and Restated Partnership Agreement dated as of January 20, 1998 (“Restated Partnership Agreement”) by and between BRE/Amelia Partners L.P., a Delaware limited partnership, and BRE/Amelia L.L.C., a Delaware limited liability company;

(iii)	First Amendment to Amended and Restated Partnership Agreement dated January , 2001 (“First Amendment”), between HMC Amelia I LLC, a Delaware limited liability company (“Amelia I”), and HMC Amelia II LLC, a Delaware limited liability company (“Amelia II;” and together with Amelia I, the “General Partners”);

(iv)	Second Amendment to Amended and Restated Partnership Agreement dated October 24, 2003 (“Second Amendment” and together with the Restated Partnership Agreement and the First Amendment, the “Partnership Agreement”), between Amelia I and Amelia II; and

(v)	Action of the Boards of Managers of Amelia I and Amelia II, dated October 26, 2006 as co-General Partners of the Partnership.

Host Hotels & Resorts, L.P.

December 11, 2006

The documents described in clauses (i) through (v) above are collectively referred to herein as the “Corporate Documents.” With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative Documents and the Corporate Documents and a certificate of an officer of each of Amelia I and Amelia II.

We have examined the Operative Documents and the Corporate Documents and the originals or certified photostatic or facsimile copies of such records and other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.

As to various questions of fact material to the opinions rendered herein, we have relied upon the representations contained in the Operative Documents, a certificate of an authorized officer of each of the General Partners of the Covered Guarantor, and such other documents as we have deemed relevant and necessary for purposes of rendering the opinions expressed herein. In addition, for purposes of the opinions expressed herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

We have also assumed (i) the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto, (ii) that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, other than in the case of the Covered Guarantor, (iii) that each such documents constitutes the valid and legally binding obligation of each such party, enforceable against each such party in accordance with its respective terms, and (iv) that all necessary consents, approvals, authorizations, registrations, declarations and filings, governmental or otherwise, and all other conditions precedent with respect to the legal and valid execution and delivery of, and performance under, the documents that we have examined by each party thereto, other than those that may be required in the case of the Covered Guarantor under the laws of the State of Florida and relating to the Indenture, the Guarantees and the Exchange Notes, have been made or satisfied, or have occurred and are in full force and effect.

Our only representation of the Covered Guarantor, the Company or any other party to the Indenture relates to representation of the Covered Guarantor in rendering our opinions with respect to the Covered Guarantee and other guarantees of debt obligations of the Company in transactions contemplated by the Indenture. We have not reviewed and are not familiar with the organizational documents of either of the General Partners and, in particular, have not reviewed their respective operating agreements. Moreover, we have not reviewed any agreements to which they may be a party or by which they may be bound, other than the Operative Documents, or any laws of the State of Florida that may be applicable to the Covered Guarantor, the Company or any other party to the Indenture, or their respective assets, other than laws of the

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December 11, 2006

State of Florida of general applicability. The scope of our involvement in the transactions contemplated by the Operative Documents is limited, and we understand that other legal counsel have advised the Covered Guarantor, the Company and each of the other parties to the Indenture with respect to certain of the matters as to which we have either made assumptions or excluded from our opinions.

For purposes of this opinion letter, the phrase “to our knowledge” and phrases of similar import mean the actual knowledge of those attorneys in this firm who have given substantive attention to the transactions that are the subject of this opinion letter.

For purposes of this opinion letter, our “ reliance” on a writing means that our opinions as set forth herein are conditioned upon the accuracy and validity of that writing. To the extent that any of our opinions expressed herein may be based upon an assumption made by us, such opinion is conditioned upon and subject to the assumption being true in fact.

In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

(i) Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinion rendered herein;

(ii) the provisions of the operating agreements of each of the General Partners authorize the General Partners to take any action necessary as a General Partner of the Partnership to enter into the Operative Documents and perform the actions required thereunder; and

(iii) the Partnership Agreement of the Covered Guarantor that has been provided to us is the current Partnership Agreement of the Covered Guarantor, and there have been no amendments to such Partnership Agreement that would have any effect on our opinions rendered herein.

We are members of the Bar of the State of Florida, and this opinion relates only to the corporate laws of the State of Florida. We are not opining on the laws of any other jurisdiction or any federal law, including any federal securities law, or any state securities law, including Florida securities laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

Host Hotels & Resorts, L.P.

December 11, 2006

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

1. The Indenture has been duly authorized by all necessary partnership action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor.

2. The guarantee of the Exchange Notes pursuant to the Covered Guarantee has been duly authorized by all necessary partnership action of the Covered Guarantor.

This opinion is for the benefit of the addressees hereof and we consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” contained in the prospectus that is a part of the Registration Statement. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent.

Very truly yours,

/s/ RUDEN, McCLOSKY, SMITH, SCHUSTER & RUSSELL, P.A.

Host Hotels & Resorts, L.P.

December 11, 2006

SCHEDULE A

GUARANTORS

Host Hotels & Resorts, L.P.

December 11, 2006

[Table of Co-Registrants on file with Ruden, McClosky, Smith, Schuster & Russell, P.A.]